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                                                                     EXHIBIT 1.1

                  [SANDLER O'NEILL & PARTNERS, L.P. LETTERHEAD]


October 19, 2004

Boards of Directors
Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank
101 JFK Parkway
Short Hills, NJ  07078

Attention:        Mr. Robert M. Cashill
                  President and Chief Executive Officer

Ladies and Gentlemen:

         We understand that the Boards of Directors of Investors Bancorp, MHC ("IBMHC") and its subsidiaries, Investors Bancorp, Inc. ("IB") and Investors Savings Bank (the "Bank"), are considering the strategic benefits of a possible minority stock issuance or a full conversion from mutual to stock form (IBMHC, IB and the Bank are collectively referred to herein as the "Company" and their respective Boards of Directors are collectively referred to herein as the "Board").

         Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as the independent financial advisor to the Company in connection with either
(i) the Bank's conversion from mutual to stock form (a "Conversion Offering") or
(ii) an offering of minority shares (an "MHC Offering"), including the offer and sale of shares of common stock to eligible account holders in a Subscription Offering and, under certain circumstances, to members of the Bank's community in a Direct Community Offering and to the general public in a Syndicated Community Offering. In the case of any such offering of common stock (collectively, an "Offering"), we anticipate that our services would include the following (the "Advisory Services"), each as may be necessary and as the Company may reasonably request:

         1. Consulting as to the financial and securities marketing implications of the Offering;

         2. Reviewing with the Board the independent appraiser's appraisal of the common stock;

         3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

         4. Assisting in the design and implementation of a marketing strategy for the Offering;

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Boards of Directors
Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank
October 19, 2004
Page 2

         5. Assisting management in scheduling and preparing for meetings with potential investors and broker-dealers; and

         6. Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.

FEES

         If an Offering is consummated, the Company agrees to pay Sandler O'Neill for its services hereunder the fees set forth below:

         1. With respect to any MHC Offering, Sandler O'Neill will receive a fee based on the aggregate Actual Purchase Price (defined below) of the shares of common stock sold in the Subscription Offering and in the Direct Community Offering, excluding shares purchased by (a) any employee benefit plan of the Company established for the benefit of its directors, officers and/or employees, (b) any charitable foundation of the Company, and/or (c) any director, officer or employee of the Company or members of their immediate families, or any of their respective individual retirement plans, as follows: the sum of 1.0% of the Aggregate Purchase Price up to $200 million, plus (ii) 0.75% of the Aggregate Purchase Price in excess of $200 million but less than $400 million, plus (iii) 0.50% of the Aggregate Purchase Price in excess of $400 million;

         2. With respect to any Conversion Offering, Sandler O'Neill will receive a fee of 0.60% of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and in the Direct Community Offering, excluding shares purchased by (a) any employee benefit plan of the Company established for the benefit of its directors, officers and/or employees, (b) any charitable foundation of the Company, and/or (c) any director, officer or employee of the Company or members of their immediate families, or any of their respective individual retirement plans; and

         3. In the case of either an MHC Offering or a Conversion Offering, if any shares of common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Company and subject to the continued satisfaction of the conditions set forth below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and

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Boards of Directors
Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank
October 19, 2004
Page 3

                  conditions set forth in a selected dealers agreement. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Company=s common stock in the Offering. With respect to any shares of the Company's common stock sold by an NASD member firm (other than Sandler O'Neill) under any selected dealers agreement in any Syndicated Community Offering, the Company agrees to pay (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of ninety basis points (0.90%). Any fees payable to Sandler O'Neill for common stock sold by Sandler O'Neill as a selected dealer under any such agreement shall be limited to an aggregate of ninety basis points (0.90%) of the Actual Purchase Price of such shares. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Company under any such selected dealers agreements to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 6% of the aggregate Actual Purchase Price of the shares sold under such agreements.

         For purposes of this letter, the term, "Actual Purchase Price" shall mean the price at which the shares of the Company's common stock are sold in the Offering. If (a) Sandler O'Neill's engagement hereunder is terminated for any reason or (b) the Offering is terminated by the Company, no fees shall be payable by the Company to Sandler O'Neill hereunder. All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Offering.

RECORDS AGENT SERVICES

         In connection with an Offering, the Company agrees that Sandler O'Neill shall also serve as records management agent for the Company. In our role as Records Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request;

         1.       Consolidation of Accounts and Development of a Central File;

         2.       Preparation of Proxy, Order and/or Request Forms;

         3.       Organization and Supervision of the Conversion Center;

         4.       Proxy Solicitation and Special Meeting Services; and

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Boards of Directors
Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank
October 19, 2004
Page 4

         5.       Subscription Services.

Each of these services is further described in Appendix A to this agreement.

         Sandler O'Neill, as Records Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Bank by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

EXPENSES

         Sandler O'Neill shall bear all of its out-of-pocket expenses in connection with the Offering and the Records Agent Services, including fees and disbursements of legal counsel to Sandler O'Neill. As is customary, the Company will bear all other expenses incurred in connection with the Offering and the Conversion Center, including, without limitation, (a) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (b) the cost of printing and distributing the offering materials; (c) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (d) listing fees; (e) all fees and disbursements of the Company's counsel, accountants and other advisors; and (f) the operational expenses for the Conversion Center (e.g. postage, telephones and supplies). In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O'Neill for such fees and expenses whether or not the Offering is consummated; provided, however, that Sandler O'Neill shall not incur any expenses exceeding $5,000 on behalf of the Company pursuant to this paragraph without the prior approval of the Company.

POST-CONVERSION GENERAL ADVISORY SERVICES

         If an Offering is consummated, Sandler O'Neill agrees to act as an independent financial advisor to the Company and its subsidiaries in connection with the Company's general strategic

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Boards of Directors
Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank
October 19, 2004
Page 5

planning ("General Advisory Services"). In connection with such General Advisory Services, we would expect to work with the Company's management, its counsel, accountants and other advisors to assess the Company's strategic alternatives and help implement a tactical plan to enhance the value of the Company. We anticipate that our activities would include, as appropriate, those activities outlined in Appendix B hereto. Sandler O'Neill shall provide such services at the Company's request for a period of three years following the completion of the Offering and the Company and Sandler O'Neill agree that no additional fee shall be payable to Sandler O'Neill for such services. Thereafter, if both parties wish to continue the relationship, the parties will enter into a separate advisory services agreement on terms and conditions to be negotiated at such time. If Sandler O'Neill acts as a financial advisor to the Company in connection with any specific transactions, the terms of such engagement will be set forth in a separate agreement between the Company and Sandler O'Neill and the fees to be paid will be determined by the Company and Sandler O'Neill at such time and will be competitive with industry standards at such time.

DUE DILIGENCE REVIEW

         Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with the Company's management the financial condition, business and operations of the Company. The Company acknowledges that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

         The Company agrees that the Company's counsel shall serve as counsel with respect to blue sky matters in connection with the Offering and the Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sandler O'Neill's participation therein, and shall furnish Sandler O'Neill a copy thereof addressed to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.

CONFIDENTIALITY

         Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as otherwise required by law or regulation, Sandler O'Neill agrees that it will not disclose any confidential Information, as defined below (the "Confidential Information") relating to the Company obtained in connection with its engagement

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Boards of Directors
Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank
October 19, 2004
Page 6

hereunder; provided, however, that Sandler O'Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O'Neill in connection with the Offering and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term "Confidential Information" shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (b) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Company, or (c) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O'Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

INDEMNIFICATION

         The Company agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of any Offering or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto made in reliance on and in conformity with written information furnished to the Company by Sandler O'Neill expressly for use therein, or (b) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason, other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Sandler O'Neill.

         The Company agrees to notify Sandler O'Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

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Boards of Directors
Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank
October 19, 2004
Page 7

MISCELLANEOUS

         The Company will furnish Sandler O'Neill with such information as Sandler O'Neill reasonably believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Sandler O'Neill (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets, collateral securing assets or liabilities of the Company.

         The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O'Neill in performing its services hereunder have been developed by and are proprietary to Sandler O'Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O'Neill.

         With respect to the provision of Advisory Services, Sandler O'Neill and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with any Offering, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O'Neill with respect to any Offering shall be (i) the fees and expenses pursuant to the sections captioned "Fees" and "Expenses", (ii) those set forth under the captions "Confidentiality" and "Indemnification," and (iii) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Sandler O'Neill and the Company and their respective counsel and shall contain standard indemnification provisions consistent herewith.

         Sandler O'Neill's execution of such Agency Agreement shall also be subject to (a) Sandler O'Neill's satisfaction with its investigation of the Company's business, financial condition and results of operations, (b) preparation of offering materials that are satisfactory to Sandler O'Neill, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O'Neill, (d) agreement that the price established by the independent appraiser is reasonable, and (e) market conditions at the time of the proposed Offering.

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This

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Boards of Directors
Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank
October 19, 2004
Page 8

Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                        Very truly yours,

                                        Sandler O'Neill & Partners, L.P.
                                        By:   Sandler O'Neill & Partners Corp.,
                                              the sole general partner.


                                        By:  /s/ John A. Beckelman
                                           -------------------------------------
                                             John A. Beckelman
                                             An Officer of the Corporation

Accepted and agreed to as of
the date first written above:

Investors Bancorp, MHC
Investors Bancorp, Inc.
Investors Savings Bank


By:  /s/ Robert M. Cashill
   ---------------------------------------

Its: President and Chief Executive Officer

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                                   APPENDIX A

                        OUTLINE OF RECORDS AGENT SERVICES

I.       Consolidation of Accounts

         1.       Consolidate files in accordance with regulatory guidelines.

         2. Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.

         3. Our EDP format will be provided to your data processing people.

II.      Proxy/Order Form/Request Card Preparation

         1.       Vote calculation.

         2. Any combination of proxies, request cards and stock order forms for voting and ordering stock.

         3.       Target group identification for subscription offering.

III.     Organization and Supervision of Conversion Center

         1. Advising on and supervising the physical organization of the Conversion Center, including materials requirements.

         2. Assist in the training of all Bank personnel who will be staffing the conversion center.

         3.       Establish reporting procedures.

         4. On-site supervision of the Conversion Center during the solicitation/offering period.

IV.      Special Meeting Services

         1.       Direct proxy solicitation.

         2.       Proxy and ballot tabulation.

         3. Act as or support inspector of election, it being understood that Sandler O'Neill will not act as inspector of election in the case of a contested solicitation.

         4. Delete voting record date accounts closed prior to special meeting.

         5.       Produce final report of vote.

V.       Subscription Services

         1.       Produce list of depositors by state (Blue Sky report).

         2.       Production of subscription rights and research books.

         3.       Stock order form processing.

         4.       Acknowledgment letter to confirm receipt of stock order.

         5.       Daily reports and analysis.

         6. Proration calculation and share allocation in the event of an oversubscription.

         7.       Produce charter shareholder list.

         8.       Interface with Transfer Agent for Stock Certificate issuance.

         9.       Refund and interest calculations.

         10.      Confirmation letter to confirm purchase of stock.

         11.      Notification of full/partial rejection of orders.

         12.      Production of 1099/Debit tape.


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                                   APPENDIX B

                    POST_CONVERSION GENERAL ADVISORY SERVICES


1. A review and analysis of the Company's current business and financial condition, including its operating strategies, balance sheet composition, historical operating performance, branch structure and market share, and the Company's competitive position relative to selected peer groups;

2. Creation of a base case financial model to serve as a benchmark for analyzing alternative strategies and market environments;

3. An analysis of the impact on the franchise value of altering the Company's dividend policy, implementing a stock repurchase program, or changing the asset mix or other operating activities;

4. An analysis of the Company's acquisition resources, objectives and capacity to compete for acquisition opportunities;

5. A summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values involved;

6. A review of other strategic alternatives which could provide long-term benefits and enhanced value to the Company;

7. A review with the Board of Directors of the Company of Sandler O'Neill's findings, with periodic updates as may be requested;

8. Ongoing general advice and counsel to management and the Board of Directors of the Company with respect to strategic and tactical issues; and

9. Rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Sandler O'Neill and the Company.